Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Juniper Networks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$12,992,908,978.00 (1)(2)	0.0001476	$1,917,753.37 (3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$12,992,908,978.00
Total Fees Due for Filing			$1,917,753.37
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$1,917,753.37

(1)	Aggregate number of securities to which transaction applies:

As of February 5, 2024, the maximum number of shares of our common stock to which this transaction applies is estimated to be 324,822,724, which consists of:

(a)	321,907,366 shares of our common stock entitled to receive the per share merger consideration of $40.00; and

(b)

2,915,358 shares of our common stock underlying single trigger restricted stock units (including performance-based vesting restricted stock units that will vest upon the closing of the transaction) entitled to receive the per share merger consideration of $40.00.

(2)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, as of February 5, 2024, the underlying value of the transaction was calculated as the sum of:

(a)	the product of 321,907,366 shares of our common stock and the per share merger consideration of $40.00; and

(b)

the product of 2,915,358 shares of our common stock underlying single trigger restricted stock units (including performance-based vesting restricted stock units that will vest upon the closing of the transaction) and the per share merger consideration of $40.00.

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in note (2) above by 0.0001476.